EXHIBIT 10.38


                      NORTH ATLANTIC TRADING COMPANY, INC.
                           1998 MANAGEMENT BONUS PLAN


 .    The 1998 Management Bonus Plan (the "Management Plan") is based on (1) the
     Company achieving its budgeted EBITDA, determined on a consolidated basis in accordance with the Company's 1998 budget, and (2) each participant's individual performance level during 1998. The participants in the Management Plan are Ronald Beasley, Steve Dickman, Jim Hinely, Chris Kounnas, Jay Martin, Alan Minsterketter, Ray Orlandi, Cliff Ray and John Todd.

 .    In the event the Company's EBITDA for 1998 equals or exceeds budgeted
     EBITDA, each participant in the Management Plan shall be eligible to be considered for a bonus in an amount up to twenty-five percent (25%) of such participant's base salary, with the amount of each bonus being based on such participant's level of performance for 1998. Each participant's level of performance shall be evaluated based on performance criteria established between such participant and his supervisor.

 .    In the event the Company's EBITDA for 1998 is less than budgeted EBITDA, the Executive Committee, acting with the advice of the Compensation Committee, shall have the right to make discretionary bonus payments to one or more of the participants in the Management Plan.

 .    Participants in the Management Plan shall not have the right to participate in any other bonus plan established by the Company for the 1998 fiscal year.